SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

CORTEX PHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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CORTEX PHARMACEUTICALS, INC.

15231 Barranca Parkway

Irvine, California 92618

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

November 23, 2009

To the Stockholders of Cortex Pharmaceuticals, Inc.:

A Special Meeting of Stockholders of Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), will be held at the law offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, California, 92660, on Monday, November 23, 2009 at 9:00 a.m. Pacific Standard Time, to consider and vote on the following matters described in the attached proxy statement:

(1) The approval (recommended by the Board of Directors) of an Amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of the Company’s Common Stock from 105,000,000 to 205,000,000, which is critical for financing the continuing operations of the Company, as well as potential corporate partnering arrangements that may include an equity position in the Company as part of such agreement (Proposal 1); and

(2) Such other business as may properly come before the meeting or any adjournment thereof.

The purpose of the meeting is limited to the proposals set forth above and the Company does not intend to conduct other discussions or make other presentations at the meeting.

The Board of Directors has fixed the close of business on October 19, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any postponement and adjournment thereof. The stock transfer books will not be closed.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to Be Held on November 23, 2009.

Pursuant to new rules promulgated by the Securities and Exchange Commission we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a notice of special meeting and proxy card, and by notifying you of the availability of our proxy materials on the Internet.

The notice of special meeting, proxy statement, proxy card and driving directions to attend the meeting in person are available at http://www.amstock.com/proxyservices/viewmaterials.asp?CoNumber=01485. In accordance with the new rules, the materials on the site are searchable, readable and printable and the site does not have “cookies” or other tracking devices which identify visitors.

The Board of Directors welcomes the personal attendance of stockholders at the meeting. However, please sign and return the enclosed proxy, which you may revoke at any time prior to its use, whether or not you expect to attend the meeting. A self-addressed, postage prepaid envelope is enclosed for your convenience. Your proxy will not be used if you attend the meeting and choose to vote in person.

By Order of the Board of Directors

Maria S. Messinger, CPA

Secretary

Irvine, California

October 23, 2009

CORTEX PHARMACEUTICALS, INC.

15231 Barranca Parkway

Irvine, California 92618

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

To Be Held November 23, 2009

9:00 a.m.

Solicitation and Revocation of Proxies

The accompanying proxy is solicited by and on behalf of the Board of Directors of Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the Company will bear the cost of such solicitation. Solicitation of proxies will be primarily by mail, although some of the officers, directors and employees of the Company may solicit proxies personally or by telephone. The Company has retained Georgeson Inc. (“GS”) as its proxy solicitation agent, and has agreed to pay GS a fee of $7,500 plus out of pocket expenses. The Company also will reimburse brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in sending proxy materials to their principals.

The person named as proxy was designated by the Board of Directors and is a director of the Company. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the stockholder as provided in the proxy it will be voted in accordance with the specification so made. Proxies submitted without specification will be voted FOR the approval of an Amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 105,000,000 to 205,000,000.

Any stockholder may revoke a proxy at any time before it is voted at the meeting by a proxy bearing a later date. A proxy may also be revoked by any stockholder by delivering written notice of revocation to the Secretary of the Company or by voting in person at the meeting.

This proxy statement and proxy are being mailed to stockholders of the Company on or about October 23, 2009.

Voting at the Meeting

Only record holders of Common Stock of the Company at the close of business on October 19, 2009, will be entitled to notice of, and to vote at, the meeting. As of the record date, there were 68,412,618 shares of the Company’s Common Stock outstanding. The presence at the meeting of a majority of the outstanding shares, in person or by proxy relating to any matter to be acted upon at the meeting, is necessary to constitute a quorum for the meeting. Each outstanding share is entitled to one vote on all matters, except as noted below. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who vote for or against, abstain or withhold their vote from a matter, including broker non-votes, are considered stockholders who are present and entitled to vote and count toward the quorum. As used herein, “broker non-vote” means the votes that are not cast on the matter in question by a broker with respect to shares because (i) the broker has not received voting instructions from the beneficial owner on such matter and (ii) such broker lacks discretionary voting authority to vote the shares on such matter. Brokers holding shares of record for beneficial owners generally are entitled to exercise their discretion to vote on the proposals included in this proxy statement unless they receive other instructions from their customers. The effect of proxies marked “abstain” and broker non-votes are discussed more fully below.

PROPOSAL 1

AMENDMENT OF CERTIFICATE OF INCORPORATION TO

INCREASE AUTHORIZED COMMON STOCK

The Board of Directors has unanimously approved a proposed amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 105,000,000 to 205,000,000 and to increase the aggregate number of authorized shares of capital stock from 110,000,000 to 210,000,000, with no increase in the 5,000,000 authorized shares of Preferred Stock. If the amendment is approved by the stockholders, the text of paragraph (A)(1) of Article Fourth of the Company’s Restated Certificate of Incorporation will be amended and restated to read in its entirety as follows:

“FOURTH: (A)(1)—AUTHORIZED CAPITAL. The total number of shares of capital stock which the Company has the authority to issue is 210,000,000 consisting of 205,000,000 shares of Common Stock, $0.001 par value per share (the ‘Common Stock’), and 5,000,000 shares of Preferred Stock, $0.001 par value per share (the ‘Preferred Stock’).”

As more fully set forth below, the proposed amendment is intended to improve the Company’s flexibility in meeting its future needs for unreserved Common Stock. However, and while this is not the intent of the proposal, in addition to general corporate purposes, the proposed amendment can be used to make more difficult a change in control of the Company.

As of the close of business on September 30, 2009, the Company had 104,555,914 shares of Common Stock issued and reserved for issuance upon conversion of outstanding Series B Convertible Preferred Stock, under all warrant and option agreements, and for potential repayment of the Company’s advance from the Institute for the Study of Aging, calculated as follows:

Shares issued and outstanding	68,412,618
Shares issuable upon conversion of outstanding shares of Series B Convertible Preferred Stock	3,679
Shares reserved for issuance under issued and outstanding warrants	21,983,008
Shares reserved for issuance under issued and outstanding options	13,674,698
Shares reserved for issuance under stock option plans	411,969
Shares reserved for potential repayment to The Institute for the Study of Aging	69,942

104,555,914

After taking into consideration the above shares issued and reserved for issuance and assuming no increase in the number of authorized shares, the Company’ has only 444,086 unreserved shares of Common Stock available.

Reasons for the Amendment

From its inception, the Company generally has funded its operations through the issuance of Common Stock, securities convertible into its Common Stock, or through collaborative research and licensing agreements secured with larger pharmaceutical companies. It is the Company’s first priority to secure additional corporate alliances to assist in funding the advanced development of its AMPAKINE technology. But the Company must assure that it can remain financially viable while pursuing such options. Without the ability to secure financing through the issuance of its stock, the Company believes that its future progress would be severely jeopardized and result in extremely adverse consequences for its shareholders.

Additionally, corporate partnerships often involve the possibility of an equity investment as part of a licensing arrangement. In order to strengthen the Company’s financial position and negotiate favorable agreements with other potential licensees, the Board of Directors strongly recommends that stockholders approve the proposal to increase the authorized number of shares of Common Stock.

The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock is essential to facilitate the Company’s efforts to raise additional capital to fund its research and development of the AMPAKINE technology. Such shares could be used to increase funding through potential equity transactions with institutional or other investors, a rights offering to the Company’s stockholders or to help secure a licensing/development agreement with a larger pharmaceutical partner who may seek an equity arrangement as part of an agreement, as well as for other bona fide corporate purposes.

If the stockholders do not approve this proposal to increase the number of authorized shares, the Company will be severely limited in its ability to finance any further development of the AMPAKINE technology.

Moving forward, it is difficult for the Company to estimate its stock price and thus, the number of shares that may be issued to obtain any necessary funding, based on a number of uncertainties, which include, but are not limited to:

•

The uncertainty of future research and development costs associated with the Company’s technology due to the number of unknowns and uncertainties associated with preclinical and clinical trial development, including, but not limited to, the uncertainties relating to (i) future clinical trial results, (ii) the cost of future clinical and preclinical developments, (iii) delays in patient enrollment and unexpected preclinical toxicology findings, each of which may increase or decrease its future expenses;

•	The uncertainty of future partnering or licensing revenue, including potential equity investments into the Company, whereby the Company would possibly issue stock directly to a strategic partner; and

•	The uncertainty of the Company’s access to the capital markets and its cost of capital.

The increased number of authorized shares of Common Stock will be available for issue from time to time for such purposes and consideration as the Board of Directors may approve and no further vote of stockholders of the Company will be required, except as provided under Delaware law or under the rules of any national securities exchange or market on which shares of Common Stock of the Company are at the time listed. The availability of additional shares for issuance, without the delay and expense of obtaining the approval of stockholders at a subsequent special meeting, will afford the Company greater flexibility in acting upon proposed transactions.

The Company currently has no plans to issue any additional shares of Common Stock other than the shares that previously have been reserved for issuance as described above.

The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. To the extent that additional authorized shares are issued in the future, they would decrease the existing stockholder’s percentage equity ownership and, depending on the price at which they are issued, may be dilutive to existing stockholders. The additional shares of Common Stock for which authorization is sought would have identical rights, preferences and privileges to the shares of Common Stock of the Company authorized prior to approval of this proposal. Holders of Common Stock do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof.

In February 2002, the Company adopted a Shareholder Rights Plan and declared a dividend distribution of one Right for each outstanding share of the Company’s Common Stock to stockholders of record on the close of business on February 15, 2002. One Right also attaches to each share of Common Stock subsequently issued by the Company. In general, the Rights become exercisable or transferable only upon the occurrence of certain events related to changes in ownership of the Common Stock and would have the effect of substantially diluting the equity interest in the Company to a person’s or group’s ownership interest in the Common Stock that attempts to acquire the Company on terms not approved by the Company’s Board of Directors.

The increase in the authorized Common Stock may facilitate certain other anti-takeover devices that may be advantageous to management if management attempts to prevent or delay a change of control. For example, the Board of Directors could cause additional shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid. Additionally, the existence of such shares might have the effect of discouraging any attempt by a person or entity, through an acquisition of a substantial number of shares of Common Stock, to acquire control of the Company, since the issuance of such shares could dilute the Common Stock ownership of such person or entity. Employing such devices may adversely impact stockholders who desire a change in management or who desire to participate in a tender offer or other sale transaction involving the Company. At the present time, the Company is not aware of any contemplated mergers, tender offers or other plans by a third party to attempt to effect a change in control of the Company, and this proposal is not being made in response to any such attempts.

The Restated Certificate of Incorporation of the Company authorizes the issuance of 5,000,000 shares of Preferred Stock, of which 514,500 shares remain undesignated as of September 30, 2009. In 2002, the Board of Directors designated 35,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock in connection with its adoption of the Shareholders Rights Plan (discussed above). The Board of Directors, within the limitations and restrictions contained in the Restated Certificate of Incorporation, applicable law and stock exchange regulations, and without further action by the

Company’s stockholders, has the authority to issue the remaining undesignated Preferred Stock with rights that could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company.

The Company is also governed by Section 203 of the Delaware General Corporation Law (the “Delaware anti-takeover law”), which provides that certain “business combinations” between a Delaware corporation whose stock is generally traded or held of record by more than 2,000 stockholders, such as the Company, and an “interested stockholder” (generally defined as a stockholder who beneficially owns 15% or more of a Delaware corporation’s voting stock) are prohibited for a three-year period following the date that such stockholder became an “interested stockholder,” unless certain exceptions apply. The term “business combination” is defined generally to include, among other transactions, mergers, tender offers and transactions which increase an “interested stockholder’s” percentage ownership of stock in a Delaware corporation.

While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized Common Stock is not proposed for such reason or prompted by any specific effort or takeover threat currently perceived by the Board of Directors. Moreover, the Board of Directors does not currently intend to propose additional anti-takeover measures in the foreseeable future.

Vote Required; Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company is required to authorize the proposed increase in the authorized number of shares of Common Stock. Both abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as votes against this proposal.

The Board of Directors unanimously recommends that you vote FOR the proposal to amend the Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 105,000,000 to 205,000,000. Proxies solicited by management for which no specific direction is included will be voted FOR the proposal unless a vote against the proposal or abstention is specifically indicated.

Board of Directors’ Reservation of Rights

The Board of Directors retains the authority to take or to authorize discretionary actions as may be appropriate in order to carry out the purposes and intentions of this proposal, including, without limitation, editorial modifications or any other change to the proposed amendment to the Restated Certificate of Incorporation which the Board of Directors may adopt without stockholder vote in accordance with Delaware General Corporation Law.

No Dissenters’ Rights

Under Delaware law, stockholders are not entitled to dissenters’ rights of appraisal with respect to this proposal.

PRINCIPAL STOCKHOLDERS

The following table sets forth, to the knowledge of the Company, certain information regarding the beneficial ownership of the Company’s Common Stock as of September 30, 2009, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company’s directors and nominees, (iii) the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers and (iv) all of the Company’s executive officers and directors as a group. Except as indicated in the footnotes to this table, the Company believes that the persons named in this table have sole voting and investment power with respect to the shares of Common Stock indicated.

Directors, Officers and 5% Stockholders (1)	Shares Beneficially Owned(2)		Percent of Common Stock Beneficially Owned(2)
Robert F. Allnutt	263,167	(3)	*
John F. Benedik	86,667	(4)	*
Charles J. Casamento	227,376	(5)	*
James H. Coleman	992,185	(6)	1.4
Carl W. Cotman, Ph.D.	249,167	(7)	*
Peter F. Drake, Ph.D.	181,667	(8)	*
M. Ross Johnson, Ph.D.	231,667	(9)	*
Maria S. Messinger, CPA	584,886	(10)	*
Roger G. Stoll, Ph.D.	2,438,879	(11)	3.4
Pierre V. Trân, M.D., M.M.M.	533,124	(12)	*
Mark A. Varney, Ph.D.	1,080,001	(13)	1.6
All executive officers and directors as a group (12 persons)	7,340,232	(14)	9.8

*	Less than one percent

(1)	Except as otherwise indicated, the address of such beneficial owner is at the Company’s principal executive offices, 15231 Barranca Parkway, Irvine, California 92618.
(2)	Applicable percentage of ownership at September 30, 2009 is based upon 68,412,618 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares shown as beneficially owned. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of September 30, 2009 are deemed outstanding for computing the shares and percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person or entity.
(3)	Includes 197,667 shares that may be purchased upon exercise of options within 60 days of September 30, 2009.
(4)	Includes 56,667 shares that may be purchased upon exercise of options within 60 days of September 30, 2009.
(5)	Includes 212,376 shares that may be purchased upon exercise of options within 60 days of September 30, 2009. Excludes 17,653 shares held by Mr. Casamento in a trust over which he does not exercise control.
(6)	Includes 784,598 shares that may be purchased upon exercise of options within 60 days of September 30, 2009. Beneficial ownership of these shares is shared and held by the James Henry and Nancy Irene Coleman III Revocable Trust.
(7)	Includes 174,667 shares that may be purchased upon exercise of options within 60 days of September 30, 2009.
(8)	Includes 131,667 shares that may be purchased upon exercise of options within 60 days of September 30, 2009.
(9)	Includes 201,667 shares that may be purchased upon exercise of options within 60 days of September 30, 2009.

(10)	Includes 535,822 shares that may be purchased upon exercise of options within 60 days of September 30, 2009.
(11)	Includes 2,338,879 shares that may be purchased upon exercise of options within 60 days of September 30, 2009.
(12)	Includes 503,124 shares that may be purchased upon exercise of options within 60 days of September 30, 2009.
(13)	Includes 1,050,001 shares that may be purchased upon exercise of options within 60 days of September 30, 2009.
(14)	Includes 6,625,469 shares that may be purchased upon exercise of options within 60 days of September 30, 2009.

The Company is not aware of any arrangements that may at a subsequent date result in a change of control of the Company.

TRANSACTION OF OTHER BUSINESS

As of the date of this proxy statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Special Meeting of Stockholders that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Assuming the 2010 Annual Meeting of Stockholders is held within 30 days of June 5, 2010, any stockholder desiring to submit a proposal for action at the 2010 Annual Meeting of Stockholders and presentation in the Company’s proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company’s offices, 15231 Barranca Parkway, Irvine, California 92618, addressed to the Secretary, no later than January 7, 2010 in order to be considered for inclusion in the Company’s proxy statement relating to the meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

Additionally, under Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended, if a stockholder fails to notify the Company of a proposal at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. Assuming that the 2010 Annual Meeting of Stockholders is held within 30 days of June 5, 2010, a stockholder proposal not previously submitted for the Company’s proxy statement may be submitted until March 23, 2010; thereafter, the Company will use its voting authority as described above.

If the Company determines to change the date of the 2010 Annual Meeting of Stockholders more than 30 days from June 5, 2010, the Company will provide stockholders with a reasonable time before the Company begins to print and mail its proxy materials for the 2010 Annual Meeting of Stockholders in order to allow stockholders an opportunity to make proposals in accordance with the rules and regulations of the Securities and Exchange Commission.

By Order of the Board of Directors

Maria S. Messinger, CPA

Secretary

October 23, 2009

CORTEX PHARMACEUTICALS, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS

Roger G. Stoll, Ph.D., with full power of substitution, is hereby appointed proxy to vote the stock of the undersigned in Cortex Pharmaceuticals, Inc. at the Special Meeting of Stockholders on November 23, 2009, and at any postponement and adjournment thereof, to be held at the law offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, at 9:00 a.m. Pacific Standard Time.

Management recommends that you vote FOR Proposal 1.

1.	PROPOSAL 1 APPROVAL OF AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK FROM 105,000,000 TO 205,000,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, including procedural and other matters relating to the conduct of the meeting.

[Front of Proxy Card]

THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

Please sign exactly as name appears hereon.

Date:                     , 2009

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE IMMEDIATELY DATE, SIGN AND RETURN THIS CARD IN THE ENCLOSED ENVELOPE. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS IMPORTANT MATTER.

[Back of Proxy Card]